Exhibit 99.1

MetroCorp Bancshares, Inc. Announces Fourth Quarter and Year 2004 Earnings

HOUSTON, TEXAS – (February 7, 2005), MetroCorp Bancshares, Inc. (Nasdaq:MCBI), a Texas corporation, which through its subsidiary, MetroBank, N.A., provides community banking services in Houston and Dallas, today announced net income of $2.3 million for the fourth quarter 2004, up approximately $398,000 or 20.7% compared with the same quarter in 2003. Diluted earnings per share for the fourth quarter 2004 were $0.32, compared to $0.27 for the same quarter in 2003. Net income for the year ended December 31, 2004, was $8.6 million, up approximately $4.5 million compared with the year 2003. The increase in net income was due in part to a $4.1 million decrease in the provision for loan losses in 2004 compared with 2003 because of lower nonperforming loans. Diluted earnings per share for the year ended December 31, 2004 were $1.19 compared with $0.57 for the year 2003.

George Lee, President of MetroCorp Bancshares, Inc. and Chief Executive Officer of MetroBank, N.A., said, “MetroCorp’s fourth quarter and year 2004 performance has provided us with another set of encouraging data points reflecting improvements in earnings and asset quality, the two areas where the management team has focused its strategic changes. The results are due to a combination of organization realignment and process improvements utilizing internal and external customer and market databases. The Company is committed to monitor and pace our growth without deviating from our core business, in an effort to improve our operating efficiency and upgrade our asset quality.”

Interest income and expense. Interest income for the three months ended December 31, 2004, was $12.4 million, up approximately $1.7 million or 16.3% compared with $10.7 million for the same three months in 2003. The higher interest income in the fourth quarter 2004, compared to the same quarter in 2003, was primarily the result of an increase in average earning assets and an increase in the yield on earning assets. The yield on average earning assets for the fourth quarter 2004 was 5.64% compared with 5.17% for the fourth quarter of 2003, an increase of 47 basis points. The increase in yield primarily reflects the impact of the Federal Reserve’s five interest rate increases beginning in June 2004 and continuing through the rest of the year. The majority of the Bank’s loan portfolio is comprised of variable and adjustable rate loans that benefit the Company during periods of increases in the prime rate.

Interest income for the year ended December 31, 2004 was $45.3 million, up approximately $2.0 million or 4.7% compared with $43.3 million for the year 2003. The yield on average earning assets for the year ended December 31, 2004 was 5.36% compared to 5.30% for the year 2003, an increase of 6 basis points.

Interest expense for the three months ended December 31, 2004 was $3.2 million, up approximately $462,000 or 16.9% compared with $2.7 million for the same three months in 2003. The increase in interest expense primarily reflected higher interest rates and an increase in interest-bearing liabilities. The cost of average interest-bearing liabilities for the fourth quarter 2004 was 1.96% compared to 1.78% for the fourth quarter 2003, an increase of 18 basis points.

9600 Bellaire Boulevard   *   Suite 252   *   P.O. Box 4760, Houston, Texas 77210-4760   *   713-776-3876

Interest expense for the year ended December 31, 2004 was $11.3 million, down approximately $785,000 or 6.5% compared with $12.1 million for the year 2003. The decline in interest expense for the year 2004 was primarily due to a decrease in interest rates paid but was partially offset by a 1.0% increase in average interest-bearing liabilities. Although short-term interest rates increased beginning June 2004, the effect on deposit interest rates was not seen until the fourth quarter 2004. The cost of average interest-bearing liabilities for the year ended December 31, 2004, was 1.82% compared to 1.96% for the same period in 2003, a decrease of 14 basis points, mainly due to generally lower rates paid on deposit accounts.

Net interest income before the provision for loan losses for the three months ended December 31, 2004 was $9.2 million, up approximately $1.3 million or 16.1% compared with $7.9 million for the same three months in 2003. Net interest income before the provision for loan losses for the year ended December 31, 2004 was $34.0 million, up approximately $2.8 million or 9.0% compared with $31.2 million for the year 2003.

The net interest margin for the three months ended December 31, 2004, was 4.19%, up 34 basis points compared with 3.85% for the same period in 2003. The increase was primarily the result of an increase in the yield on earning assets of 47 basis points that was partially offset by an increase in the cost of earning assets of 13 basis points.

The net interest margin for the year ended December 31, 2004, was 4.02%, up 21 basis points from 3.81% compared with the year 2003. The increase was primarily the result of an increase in the yield on earning assets of 6 basis points and a decrease in the cost of earning assets of 15 basis points.

Noninterest income and expense. Noninterest income for the three months ended December 31, 2004 was $1.8 million, down approximately $151,000 or 7.7% compared to the same three months in 2003 primarily due to charge-offs of uncollectible late fees on loans, and losses on investment securities.

Non-interest income for the year ended December 31, 2004 was $9.0 million, up approximately $300,000 or 3.5% compared to the same period in 2003. Service fees were down approximately $391,000, offset by a $691,000 increase in other noninterest income as a result of a gain from the sale of ORE properties, and realized losses on sale of investment securities.

Non-interest expense for the three months ended December 31, 2004 was $7.1 million, up approximately $305,000 or 4.5% compared to $6.8 million for the same period in 2003. Salaries and benefits expense for the three months ended December 31, 2004 was $3.8 million up $231,000 compared with $3.6 million for the same period in 2003 primarily due to an additional incentive bonus. Occupancy and equipment expense for the three months ended December 31, 2004 was up approximately $89,000 compared to the same period in 2003, primarily due to additional leased office space. Other non-interest expense for the three months ended December 31, 2004 compared to the same period in 2003 was down approximately $15,000 from $1.8 million.

Non-interest expense for the year ended December 31, 2004 was $28.7 million, up $447,000 or 1.6% compared with $28.3 million for the same period in 2003. Salaries and employee benefits for the year ended December 31, 2004 compared to the same period in 2003, was up $2.0 million from $14.1 million to $16.1 million. The increase in salary and employee benefits was primarily a result of approximately $800,000 severance payment to a senior executive.

9600 Bellaire Boulevard   *   Suite 252   *   P.O. Box 4760, Houston, Texas 77210-4760   *   713-776-3876

Occupancy and equipment expense for the year ended December 31, 2004 was up approximately $362,000 compared with $5.4 million in the same period 2003, and was primarily the result of additional leased office space. Other non-interest expense for the year ended December 31, 2004 compared to the same period in 2003 was down approximately $1.9 million from $8.8 million to $6.9 million primarily due to a lower of cost or market adjustment on loans held-for-sale made in 2003.

Provision for loan losses and asset quality. The provision for loan losses for the three months ended December 31, 2004 was $500,000, compared with $300,000 in the same period in 2003. The provision for loan losses for the year ended December 31, 2004 was $1.6 million, down $4.1 million from the same period in 2003. The decrease in the provision for loan losses in 2004 was due to a reduction in nonperforming loans. The allowance for loan losses as a percent of total loans at December 31, 2004 and 2003 was 1.92% and 1.88%, respectively.

Net charge-offs for the three months ended December 31, 2004 were $717,000 compared to $336,000 for the same period in 2003. Net charge-offs for the year ended December 31, 2004 were $1.2 million compared to $5.4 million for the same period in 2003. The charge-offs for the year ended December 31, 2003 primarily consisted of $4.5 million on certain hospitality and retail related credits.

Total nonperforming assets at December 31, 2004 were $18.3 million, compared to $28.3 million at December 31, 2003. As of December 31, 2004, nonperforming assets primarily consisted of $16.5 million in non-accrual loans, $181,000 in accruing loans that were 90 days or more past due, and $1.6 million in other real estate. Net nonperforming assets, which are total nonperforming assets net of the portion of loans guaranteed by the SBA, Ex-Im Bank, or the OCCGF, at December 31, 2004, were $15.2 million, compared with $25.0 million at December 31, 2003. Approximately $11.1 million or 67.4 % of the net nonperforming assets at December 31, 2004 were loans collateralized by real estate. While future deterioration in the loan portfolio is possible, management has continued its risk assessment and resolution program. In addition, management is continuing to focus its attention on minimizing the Bank’s credit risk through more diversified business development.

Management conference call. On Tuesday, February 8, 2005, the Company will hold a conference call at 10:15 a.m. Central (11:15 a.m. Eastern) to discuss the fourth quarter and year-end 2004 results. A brief management presentation will be followed by a question and answer period. To participate by phone, dial 1.800.257.2101 ten minutes before the call and ask for the MetroCorp conference. The call will be webcast by CCBN and can be accessed at MetroCorp’s web site at www.metrobank-na.com. An audio archive of the call will be available approximately one hour after the call and will be accessible at www.metrobank-na.com in the Investor Relations section.

MetroCorp Bancshares, Inc., with $914.0 million in assets, provides a full range of commercial and consumer banking services through its wholly owned subsidiary, MetroBank, N.A. The Company has 13 full-service banking locations in the greater Houston and Dallas metropolitan areas. For more information, visit the Company’s Web site at www.metrobank-na.com .

The statements contained in this release that are not historical facts may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements describe MetroCorp’s future plans, projections, strategies and expectations, are based on assumptions and involve a number of risks and uncertainties, many of which are beyond MetroCorp’s control. Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) general business and economic conditions in the markets MetroCorp serves may be less favorable than expected which could decrease the demand for loan, deposit and other financial services and increase loan delinquencies and defaults; (2) changes in the interest rate environment which could reduce

9600 Bellaire Boulevard   *   Suite 252   *   P.O. Box 4760, Houston, Texas 77210-4760   *   713-776-3876

MetroCorp’s net interest margin; (3) changes in management’s assumptions regarding the adequacy of the allowance for loan losses; (4) legislative or regulatory developments including changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial securities industry; (5) the effects of competition from other financial institutions operating in the Company’s market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the Internet; (6) changes in accounting principles, policies or guidelines; and (7) the Company’s ability to adapt successfully to technological changes to meet customers’ needs and developments in the market place. All written or oral forward-looking statements are expressly qualified in their entirety by these cautionary statements. Please also read the additional risks and factors described from time to time in MetroCorp’s reports and other documents filed with the Securities and Exchange Commission.

Contact:
MetroCorp Bancshares, Inc., Houston
George Lee, President, (713) 414-3506, or
David Choi, EVP/Chief Financial Officer, (713) 414-3768

9600 Bellaire Boulevard   *   Suite 252   *   P.O. Box 4760, Houston, Texas 77210-4760   *   713-776-3876

MetroCorp Bancshares, Inc.
(In thousands, except share amounts)
(Unaudited)

	December 31,		Change
	2004	2003	%
Consolidated Balance Sheet
Assets
Cash and cash equivalents:
Cash and due from banks	$26,285	$26,347	(0.2)%
Federal funds sold and other temporary investments	5,788	10,580	(45.3)

Total cash and cash equivalents	32,073	36,927	(13.1)
Investment securities available-for-sale	267,913	257,064	4.2
Other investments	5,807	5,200	11.7
Loans, held-for-investment, net	581,774	540,658	7.6
Loans, held-for-sale, net	1,899	6,030	(68.5)
Premises and equipment, net	6,512	5,674	14.8
Accrued interest receivable	3,308	3,452	(4.2)
Defered tax asset	5,201	4,664	11.5
Customers’ liability on acceptances	6,669	3,352	99.0
Foreclosed assets, net	1,566	2,585	(39.4)
Other assets	1,228	1,410	(12.9)

Total assets	$913,950	$867,016	5.4

Liabilities and Shareholders’ Equity
Deposits:
Noninterest-bearing	$163,191	$169,097	(3.5)%
Interest-bearing	591,862	555,844	6.5

Total deposits	755,053	724,941	4.2
Other borrowings	60,849	54,173	12.3
Accrued interest payable	649	567	14.5
Acceptances outstanding	6,669	3,352	99.0
Other liabilities	5,007	5,610	(10.7)

Total liabilities	828,227	788,643	5.0
Shareholders’ Equity:
Preferred stock, $1.00 par value, 2,000,000 shares authorized; none of which are issued and outstanding	—	—	—
Common stock, $1.00 par value, 20,000,000 shares authorized; 7,312,627 shares and 7,306,627 shares are issued and 7,187,446 shares and 7,156,689 shares are outstanding at December 31, 2004 and December 31, 2003, respectively	7,313	7,307	0.1%
Additional paid-in-capital	27,859	27,620	0.9
Retained earnings	50,976	44,105	15.6
Accumulated other comprehensive income	710	671	5.8
Treasury stock, at cost	(1,135)	(1,330)	(14.7)

Total shareholders’ equity	85,723	78,373	9.4

Total liabilities and shareholders’ equity	$913,950	$867,016	5.4

Nonperforming Assets and Asset Quality Ratios
Nonaccrual loans	$16,504	$25,442	(35.1)%
Accruing loans 90 days or more past due	181	264	(31.4)
Other real estate (“ORE”)	1,566	2,585	(39.4)
Other assets repossessed (“OAR”)	—	—	—

Total nonperforming assets	18,251	28,291	(35.5)
Less nonperforming loans guaranteed by the SBA, Ex-Im Bank, or the OCCGF	(3,032)	(3,323)	(8.8)

Net nonperforming assets	$15,219	$24,968	(39.0)

Net nonperforming assets to total assets	1.67%	2.88%	(42.2)%
Net nonperforming assets to total loans and ORE/OAR	2.55%	4.46%	(42.8)
Allowance for loan losses to total loans	1.83%	1.88%	(2.6)
Allowance for loan losses to net nonperforming loans	79.56%	46.68%	70.5
Net loan charge-offs to total loans	0.19%	0.97%	(80.0)
Net loan charge-offs	$1,150	$5,392	(78.7)
Total loans to total deposits	78.74%	76.85%	2.5

Total loans	$594,536	$557,136	6.7
Allowance for loan losses	$10,863	$10,448	4.0

MetroCorp Bancshares, Inc.
(In thousands, except per share amounts)
(Unaudited)

	As of or for the Three Months			As of or for the Twelve Months
	ended December 31,		Change	ended December 31,		Change
	2004	2003	%	2004	2003	%
Average Balance Sheet Data
Total assets	$914,593	$859,110	6.5%	$882,017	$852,946	3.4%
Securities	276,633	251,686	9.9	265,578	247,149	7.5
Total loans	585,249	552,750	5.9	565,920	551,287	2.7
Allowance for loan losses	(11,063)	(10,637)	4.0	(10,944)	(10,595)	3.3
Net loans	574,186	542,113	5.9	554,976	540,692	2.6
Total deposits	755,419	719,827	4.9	728,683	708,575	2.8
FHLB and other borrowings	61,994	54,802	13.1	64,022	60,310	6.2
Total shareholders’ equity	85,857	76,087	12.8	81,044	76,333	6.2

Income Statement Data
Interest income:
Loans	$9,603	$8,316	15.5%	$34,711	$34,691	0.1%
Investment securities:
Taxable	2,519	2,079	21.2	9,441	7,321	29.0
Tax-exempt	224	235	(4.7)	917	997	(8.0)
Federal funds sold and other temporary investments	83	57	45.6	235	278	(15.5)

Total interest income	12,429	10,687	16.3	45,304	43,287	4.7
Interest expense:
Time deposits	2,295	2,020	13.6	8,133	8,942	(9.0)
Demand and savings deposits	403	290	39.0	1,338	1,345	(0.5)
Other borrowings	504	430	17.2	1,878	1,847	1.7

Total interest expense	3,202	2,740	16.9	11,349	12,134	(6.5)
Net interest income	9,227	7,947	16.1	33,955	31,153	9.0
Provision for loan losses	500	300	66.7	1,565	5,690	(72.5)

Net interest income after provision for loan losses	8,727	7,647	14.1	32,390	25,463	27.2
Noninterest income:
Service fees	1,981	2,086	(5.0)	7,678	8,069	(4.8)
Other noninterest income	(178)	(132)	34.8	1,301	610	113.3

Total noninterest income	1,803	1,954	(7.7)	8,979	8,679	3.5
Noninterest expense:
Salaries and employee benefits	3,791	3,560	6.5	16,104	14,109	14.1
Occupancy and equipment	1,481	1,392	6.4	5,723	5,361	6.8
Other noninterest expense	1,795	1,810	(0.8)	6,917	8,827	(21.6)

Total noninterest expense	7,067	6,762	4.5	28,744	28,297	1.6
Income before provision for income taxes	3,463	2,839	22.0	12,625	5,845	116.0
Provision for income taxes	1,143	917	24.6	4,031	1,735	132.3

Net income	$2,320	$1,922	20.7	$8,594	$4,110	109.1

Per Share Data
Earnings per share — basic	$0.32	$0.27	20.2%	$1.20	$0.58	106.6%
Earnings per share — diluted	0.32	0.27	20.4	1.19	0.57	108.1
Weighted average shares outstanding:
Basic	7,186	7,154	0.4	7,175	7,089	1.2
Diluted	7,234	7,215	0.3	7,246	7,213	0.5
Dividends per common share	$0.06	$0.06	—	$0.24	$0.24	—

Performance Ratio Data
Return on average assets	1.01%	0.89%	13.7%	0.97%	0.48%	102.2%
Return on average shareholders’ equity	10.75%	10.02%	7.3	10.60%	5.38%	96.9
Net interest margin	4.19%	3.85%	8.8	4.02%	3.81%	5.5
Efficiency ratio	64.07%	68.30%	(6.2)	66.95%	71.04%	(5.8)
Equity to assets				9.38%	9.04%	3.8

Bank Capital Ratio Data
Tier I capital				12.52%	11.98%	4.5
Total capital (tier I & II)				13.78%	13.23%	4.2
Leverage (Regulatory)				9.37%	8.54%	9.7